Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), entered into and effective as of May 25, 2018, is made and entered into by Avid Technology, Inc. (the “Company”) and Kenneth Gayron (“Executive”).
In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:
1.Employment and Term. The Company hereby employs Executive and Executive hereby accepts employment on the terms and conditions set forth in this Agreement. Executive’s employment hereunder shall begin on May 31, 2018, (the “Effective Date”) and may be terminated in accordance with Section 5 (Termination of Employment) (such period of employment, the “Term”). Executive’s employment shall be “at-will” at all times, subject to the terms and conditions hereunder.

2.Position, Duties, and Performance.

2.1.Position. Executive shall serve as the Executive Vice President and Chief Financial Officer and have such responsibilities and authority as the Company’s Chief Executive Officer (the “CEO”) may assign from time to time. These responsibilities and authorities shall include, but not be limited to, (i) acting as the Company’s principal financial officer as defined under Rule 16a-1(f) under the 1934 Securities Exchange Act, including issuing certifications of quarterly and annual reports of the Company, and (ii) maintaining reporting authority over the Company’s finance, accounting, tax and treasury functions. Executive shall report directly to the CEO. Executive agrees to perform such duties consistent with Executive’s position as the CEO may direct from time to time.

2.2.Place of Work. Executive’s primary workplace shall be at the Company’s offices in Burlington, Massachusetts. Executive understands that Executive’s duties will require periodic travel, which may be substantial.

2.3.Performance. Executive shall devote substantially all Executive’s working time and use Executive’s best efforts, knowledge and experience to perform successfully Executive’s duties and advance the interests of the Company and its affiliates. Executive shall perform Executive’s duties in compliance with this Agreement and all applicable laws and Company policies, procedures, and practices.

2.4.Other Activities. During the Term, without the prior written consent of the CEO or Chief Legal Officer, Executive shall not (i) render services of a business, professional, or commercial nature to any other person or entity, or (ii) engage, directly or indirectly, in any other business activity (whether or not for compensation) that might interfere with Executive’s duties hereunder, create a conflict with the Company or any of its affiliates, or violate the Restrictive Covenant Agreement (as defined below). Executive shall be permitted to engage in civic, charitable, or community services, subject to Executive’s obligations hereunder, including under the Restrictive Covenant Agreement, and provided that such activities do not conflict with Executive’s duties under this Agreement; and are not harmful to or otherwise could negatively impact the Company.

2.5.No Conflicts. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and performance of Executive’s duties hereunder will not violate any obligations Executive may have to any other employer, person, or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3.Compensation and Benefits.

3.1.Base Salary. Executive’s annual base salary for all services rendered hereunder shall be $370,000 (three hundred seventy thousand dollar) (the “Base Salary”), payable in accordance with the Company’s policies, procedures and practices as in effect from time to time. Executive’s Base Salary may be reviewed and adjusted at the sole discretion of the Company and its Board of Directors (the “Board”), provided however, that it may not be reduced without Executive’s prior written consent.

3.2.Bonus. Executive shall be eligible for an annual cash bonus (“Annual Bonus”) pursuant to a bonus plan established by the Compensation Committee of the Board (the “Compensation Committee”) as in effect from time to time. The Compensation Committee (or a plan administrator designated by the Compensation Committee) will have discretion to determine the amount of Executive’s annual bonus (including to pay less than the formula amount under the applicable bonus plan), subject to restrictions under the applicable bonus plan against using discretion to increase the amount of Executive’s bonus. For fiscal year 2018, Executive’s target Annual Bonus shall be 65% (sixty five percent) of Executive’s Base Salary. Without Executive’s prior written consent, Executive’s target Annual Bonus shall not be reduced. For the avoidance of doubt, the Compensation Committee retains full and sole discretion in determining any bonus payouts, including setting bonus payouts at $0 in any fiscal year. Except as set forth in Section 6.2 (Severance Upon Termination without Cause or for Good Reason), Executive must be employed on the date an Annual Bonus is paid in order to receive it.

3.3.Business Expenses. Executive shall be reimbursed for all reasonable business expenses actually incurred by Executive in performing services under this Agreement in accordance with the applicable Company policies and practices as in effect from time to time. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

3.4.Restricted Stock Units. The Company may from time to time grant Executive awards of restricted stock units (“RSUs”) under the Avid Technology, Inc. 2014 Stock Incentive Plan (the “Company Equity Plan”). All future grants of RSUs are within the sole discretion of the Compensation Committee and shall be subject to the terms of the Company Equity Plan and any applicable award agreement. Participation is not guaranteed in any year.

(a)As a new employee of Avid, subject to the Compensation Committee’s approval and subject to the Executive commencing work with the Company on the Effective Date, the Company will grant the Executive RSUs with a value of $500,000 (five hundred thousand dollar) (“New Hire RSUs”) on May 31, 2018 (the “Grant Date”) subject to time-based vesting in accordance with the following schedule:

Vesting Date	Percentage of RSUs that Vest
First anniversary of vesting commencement date specified in the applicable award agreement (“Cliff Vesting Date”)	33.33%
Each quarterly anniversary of the Cliff Vesting Date	8.33%
The actual number of RSUs granted will be determined by the closing price of Avid’s stock on the Grant Date.

3.5.Other Benefits. Executive will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to employees generally, which may include retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, flexible time off, in accordance with the terms of such plans, practices, and programs as in effect from time to time. The Company reserves the right to amend or terminate these plans at any time.

4.Restrictive Covenants. In connection with the execution of this Agreement, Executive will be required to sign the Company’s Non-Disclosure and Invention Assignment Agreement (the “Restrictive Covenant Agreement”) as set forth on Exhibit A to this Agreement. The covenants in the Restrictive Covenant Agreement shall be in addition to the covenants set forth in Section 12 of this Agreement; provided, however, that to the extent that this Agreement conflicts with the Restrictive Covenant Agreement, this Agreement shall govern. For purposes of the preceding sentence, neither an overlap nor an inconsistency in the duration or scope of restrictive covenants shall be considered a conflict.

5.Termination of Employment. Executive’s employment may be terminated in accordance with the provisions of this Section 5.

5.1.Termination by the Company. The Company may terminate Executive’s employment immediately at any time, with or without Cause, by written notice to Executive. “Cause” means a reasonable and good faith determination by the Company that Executive has engaged in misconduct, including, but not limited to, a determination that:

(a)Executive has failed to substantially perform Executive’s duties and obligations to the Company under this Agreement (other than failure resulting from Executive’s incapacity because of Disability, as defined in Section 5.4 (Termination on Account of Death or Disability)), including one or more acts of gross negligence or willful misconduct, which failure is not cured within fifteen (15) days after a written demand for cure is received by Executive from the Company that specifically identifies the manner in which the Company believes Executive has failed to substantially perform Executive’s duties and obligations to the Company;

(b)Executive has materially breached any Company policy or procedure (including, but not limited to, the Company’s Code of Business Conduct and Ethics (and related policies thereunder), as such policy was in effect at the time of breach;

(c)Executive has been indicted for, convicted of, or entered a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude to the detriment of Avid;

(d)Executive has willfully engaged in conduct which results in, or could reasonably be expected to result in, material injury to the Company’s financial condition, reputation, or ability to do business;

(e)Executive has materially breached this Agreement, the Restrictive Covenant Agreement, or any other agreement with the Company;

(f)Executive has violated state or federal securities laws or regulations; or

(g)Executive has willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, willfully destroyed or failed to preserve documents or other materials relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials in connection with such investigation.

5.2.Termination by Executive without Good Reason. Executive may terminate Executive’s employment at any time without Good Reason upon at least ninety (90) days’ advance written notice to the Company. During such notice period, Executive shall continue to perform all of Executive’s duties in accordance with the provisions hereunder. The Company shall have the option to make Executive’s termination effective at any time prior to the end of such notice period.

5.3.Termination By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason only if (i) Executive provides written notice to the Company of the existence of a condition for Good Reason within thirty (30) days of the initial existence thereof, (ii) the Company fails to cure the condition for Good Reason within thirty (30) days after receipt of such notice, and (iii) Executive terminates Executive’s employment by providing written notice of such termination to the Company within thirty (30) days after the expiration of such cure period. “Good Reason” means, without the prior written consent of the Executive, (a) a material diminution in Executive’s authority, duties, or responsibilities; (b) a material reduction in Executive’s Base Salary or target Annual Bonus; (c) a change by the Company in the location at which Executive performs Executive’s principal duties for the Company to a new location that is more than fifty (50) miles from the location at which Executive performed Executive’s principal duties for the Company immediately prior to such change; (d) a change in reporting structure for the Executive; (e) a change in title for the Executive; or (f) a material breach by the Company of this Agreement.

5.4.Termination on Account of Death or Disability. Executive’s employment shall automatically terminate immediately upon his death. The Company may terminate Executive’s employment upon Executive’s Disability. “Disability“ shall mean a physical or mental illness, impairment, or infirmity (other than an absence from work on an approved maternity or paternity leave) that renders Executive unable to perform the essential functions of Executive’s position, including Executive’s duties under this Agreement, with reasonable accommodation, for at least one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and eighty (180) days during any three hundred and sixty-five (365) day period.
6.Compensation and Benefits Upon Termination.

6.1.In General. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive payment of Executive’s accrued but unpaid Base Salary and any other amounts or benefits, including expenses incurred before termination and eligible for reimbursement under Section 3.3 (Business Expenses), to which Executive is entitled through the date of termination of Executive’s employment (the “Termination Date”) in accordance with the provisions hereunder and the employee benefit plans in which he participates; provided, however, that, except as provided in Section 6.2 (Severance Upon Termination without Cause or for Good Reason), below, Executive shall not be entitled to (i) any unpaid Annual Bonus for any year preceding the year that contains Termination Date, or (ii) any Annual Bonus for the year that contains the Termination Date.

6.2.Severance Upon Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company without Cause (other than for death or Disability) or Executive terminates Executive’s employment for Good Reason, subject to the provisions of Section 6.3 (Release) and Section 6.4 (Conditions), Executive shall be entitled to receive the following benefits (the “Severance Benefits”):

(a)Any earned but unpaid Annual Bonus for the Company’s fiscal year immediately preceding the Company’s fiscal year that contains the Termination Date, payable in a lump sum within 60 days of the Termination Date;

(b)If Executive’s termination of employment does not occur within 12 months after a Change in Control, Base Salary continuation for the Severance Period (as defined below), payable in accordance with the Company’s regular payroll schedule;

(c)If Executive’s termination of employment does not occur within 12 months after a Change in Control, an amount equal to Executive’s target Annual Bonus in effect as of the Termination Date, multiplied by a fraction, the numerator of which is the number of full months between (and including) (i) the first day of the Company’s fiscal year that contains the Termination Date and (ii) the Termination Date, and the denominator of which is twelve (12), payable in equal installments for the duration of the Severance Period (as defined below) in accordance with the Company’s regular payroll schedule;

(d)If Executive’s termination of employment occurs within 12 months after a Change in Control, an amount equal to 1.5 (one and half) times Executive’s Base Salary in effect as of the Termination Date, which shall be payable in a lump sum within 60 days of the Termination Date;

(e)If Executive’s termination of employment occurs within 12 months after a Change in Control, an amount equal to 1.5 (one and half) times Executive’s target Annual Bonus in effect as of the Termination Date payable in a lump sum within 60 days of the Termination Date;

(f)If Executive’s termination of employment occurs within 12 months after a Change in Control, an amount equal to Executive’s target Annual Bonus in effect as of the Termination Date, multiplied by a fraction, the numerator of which is the number of full months between (and including) (i) the first day of the Company’s fiscal year that contains the Termination Date and (ii) the Termination Date, and the denominator of which is twelve (12), payable in a lump sum within 60 days of the Termination Date;

(g)If Executive elects to continue group health coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), an amount equal to the number of months in the Severance Period times the excess of (i) the total monthly premium for the Company-sponsored group health coverage for which Executive elects to continue coverage pursuant to COBRA over (ii) the monthly amount that the Company requires similarly situated employees to pay for the same type of coverage, payable in a lump sum within 74 days of the Termination Date;

(h)Outplacement assistance provided by the Company. The total cost of such assistance shall not exceed $20,000 (twenty thousand dollar), and no outplacement benefits shall be provided after the end of the calendar year immediately following the calendar year that contains the Termination Date;

(i)If Executive’s employment is terminated within twelve (12) months after a Change in Control (as defined in Exhibit B to this Agreement):

1.
Immediate vesting of all unvested equity and equity-based awards with only time-based vesting schedules (notwithstanding any provision to the contrary in any Company equity incentive plan or related award or grant agreement); and

2.
Immediate vesting of all unvested equity and equity-based awards with performance-based vesting schedules at target level as determined by the Compensation Committee (notwithstanding any provision to the contrary in any Company equity incentive plan or related award or grant agreement).

The “Severance Period” shall be twelve (12) months immediately following the termination of Executive’s employment; provided, however, that if Executive’s termination of employment occurs within 12 months after a Change in Control (as defined in Exhibit B to this Agreement), the “Severance Period” shall be eighteen (18) months immediately following the termination of Executive’s employment.
6.3.Release. Executive’s rights to the Severance Benefits or Disability Benefits (defined below), as applicable, are conditioned upon Executive executing and not revoking the Company’s standard severance agreement in effect at the time of Executive’s termination (or, if earlier, immediately prior to the closing date of any transaction which constitutes a Change in Control under this Agreement), which includes a general release of claims against the Company and its affiliates (the “Release”), within the time periods set forth therein. Any payment of Severance Benefits or Disability Benefits due for the period after termination and before the Release becomes effective and irrevocable shall be paid with the first payment after the Release becomes irrevocable. If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Company shall make payments conditioned on the Release no earlier than January 1 of the second calendar year, regardless of the year in which the Release becomes irrevocable.

6.4.Conditions. Executive’s rights to the Severance Benefits or Disability Benefits (defined below), as applicable, are conditioned on Executive’s compliance with Executive’s non-competition and non-solicitation obligations under the Restrictive Covenant Agreement and in Section 12 of this Agreement. In the event that Executive fails to comply with such obligations, the Company’s obligation to pay Executive any additional Severance Benefits or Disability Benefits shall cease immediately and Executive shall promptly refund any Severance Benefits or Disability Benefits previously paid by the Company. The Company’s rights under this Section 6.4 shall be full recourse and shall be in addition to its rights under Section 9.3 (Recoupment). The Company shall have the right to offset Executive’s obligations under this Section 6.4 against any amounts otherwise owed to Executive from the Company or its subsidiaries.

6.5.Severance Upon Termination for Disability. If Executive’s employment is terminated by the Company for Disability, subject to the provisions of Section 6.3 (Release) and Section 6.4 (Conditions), Executive shall be entitled to receive (i) Base Salary continuation for one year, payable in accordance with the Company’s regular payroll schedule, and (ii) any earned but unpaid Annual Bonus for the Company’s fiscal year immediately preceding the Company’s fiscal year that contains the Termination Date, payable in a lump sum within 60 days of the Termination Date (collectively, the “Disability Benefits”).

6.6.No Additional Compensation or Benefits. Executive is not entitled to receive any compensation or benefits from the Company upon Executive’s termination except as set forth in this Agreement. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance payments or benefits to which he otherwise might be entitled pursuant to any severance plan, policy, or practice of the Company.

6.7.Excess Parachute Payments. In the event that the severance and other benefits provided by this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this Section 6.7, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent that would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s accountants, whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required hereunder, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6.7. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6.7.

7.Insurance and Indemnification. The Company shall indemnify Executive as provided under the Company’s Certificate of Incorporation in effect as of the date hereof. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance during the Term in amounts and on terms reasonable and customary for similarly situated companies, and Executive shall be covered by such insurance on the same basis as other executive officers of the Company.

8.Notices. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or (c) upon delivery if sent by e-mail. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and facsimile number (if any) of the parties shall be as follows:

If to the Company, to:	Attention: General Counsel 75 Network Drive Burlington, Massachusetts 01803 general.counsel@avid.com

With a copy to:	William Woolston Covington & Burling LLP One City Center, 850 Tenth Street, NW Washington, DC 20001-4956 wwoolston@cov.com
If to Executive, to the address set forth on the signature page hereto or such other address (including an e-mail address) in the personnel records of the Company.
provided that: (i) each party shall have the right to change its address for notice, and the person who is to receive notice, by giving fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (ii) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

9.Rights and Obligations Upon Termination.

9.1.Survival. This Agreement, and all obligations of the Company and Executive hereunder, will terminate upon the termination of Executive’s employment, with the following exceptions: (a) Executive’s continuing obligations under Section 4 (Restrictive Covenants) and the Restrictive Covenant Agreement; (b) any amounts payable and benefits to be provided by the Company as set forth in Section 6; (c) Executive’s rights to indemnification under Section 7 (Insurance and Indemnification); and (d) the relevant provisions of Section 8 (Notices), this Section 9 (Rights and Obligations Upon Termination), Section 10 (Governing Law and Dispute Resolution), Section 11 (Withholding, Taxes, and Section 409A), Section 12 (Non-Competition and Non-Solicitation), and Section 13 (Miscellaneous Provisions).

9.2.Transition. In the event of termination of Executive’s employment other than in connection with Executive’s death, Executive agrees to cooperate with the Company in order to ensure an orderly transfer of Executive’s duties and responsibilities.

9.3.Recoupment. Notwithstanding anything in this Agreement to the contrary, any payments or benefits paid or due to Executive herein shall be subject to any recoupment or clawback policy adopted by the Company from time to time, unless at the time such policy is adopted Executive reasonably objects in writing to its application under this Agreement, and to any requirement of applicable law or listing standard that requires the Company to recoup or clawback any such payments or benefits. The Company’s rights under this Section 9.3 shall be full recourse and shall be in addition to its rights under Section 6.4 (Conditions) and Section 12.3 (Remedies for Breach). The Company shall have the right to offset Executive’s obligations under this Section 9.3 against any amounts otherwise owed to Executive from the Company or its affiliates.

10.Governing Law and Dispute Resolution.

10.1.Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to or application of choice-of-law rules or principles, and without regard to the place of execution or the place of performance thereof.

10.2.Venue. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or federal court having proper jurisdiction within Middlesex County in the Commonwealth of Massachusetts. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.

10.3.Equitable Relief; Rights and Remedies. Nothing in this Agreement shall limit the rights of the Company to seek equitable relief in the event of a breach or threatened breach of the covenants in Section 12 of this Agreement or the Restrictive Covenant Agreement. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement, the Restrictive Covenant Agreement, or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

11.Withholding, Taxes, and Section 409A.

11.1.Withholding; Taxes. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by Executive. The

Company has no obligation to provide or ensure any particular tax consequences, tax outcome, or tax liability for Executive.

11.2.Section 409A. The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean “separation from service” within the meaning of Section 409A. Any payments that are intended to be exempt from Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) (regarding separation pay due to involuntary separation from service) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which Executive’s employment with the Company terminates. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after Executive’s separation from service will instead be paid in the seventh month following Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

12.Non-Competition and Non-Solicitation.

12.1.Non-Competition and Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that while Executive is employed by the Company and after such employment until (i) if Executive’s termination of employment does not occur within 12 months after a Change in Control (as defined in Exhibit B to this Agreement) 12 months; or (ii) if Executive’s termination of employment occurs within 12 months after a Change in Control (as defined in Exhibit B to this Agreement) 18 months, and provided that all payments due to Executive are made as required in this Agreement:

(a)Executive will not perform services for or own an interest in (except for investments of not more than five percent (5%) of the total outstanding shares or other equity interests of a company or entity in which Executive does not actively participate in management) any firm, person or other entity that competes or plans to compete in any geographic area with the Company in the business of the development, manufacture, promotion, distribution or sale of digital film, video or audio production tools, including, but not limited to, editing, mixing, broadcast products, content-creation tools, media storage, computer graphics or live-sound, or other business or services that the Company is engaged in or plans (as evidenced by consideration by the Company’s executive staff or by the Board) to engage at the time Executive’s employment with the Company terminates.

(b)Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by Section 12.1(a).

(c)Executive will not directly or indirectly either alone or in association with others (x) solicit, or permit any organization controlled by Executive to solicit, any employee of the Company to leave the employ of the Company, or (y) solicit for employment, hire or engage as an independent contractor, or permit any organization controlled by Executive to solicit for employment, hire or engage as an independent contractor, any natural person who is then employed by the Company at any time. This Section 12.1(c) shall not apply (i) to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated or whose engagement to the Company as an independent contractor has been terminated and (ii) to the solicitation, hiring or engagement of any individual arising from such individual’s affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation.

(d)Executive will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

12.2.Reasonableness of Restrictions. It is expressly understood and agreed that (a) although Executive and the Company consider the restrictions contained in this Section 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 12 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.3.Remedies for Breach. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 12 would be inadequate and, in recognition of this fact (and without limiting Section 10.3, above), Executive expressly agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

13.Miscellaneous Provisions.

13.1.Severability. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal having competent jurisdiction to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

13.2.Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. The Company may assign this Agreement to its successors or affiliates, provided that any such assignee agrees in writing at the time of assignment to be bound by the terms and conditions of this Agreement. Executive may not assign this Agreement.

13.3.Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, supersede all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement (including Executive’s offer letter dated May 14, 2018) and constitute the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Restrictive Covenant Agreement.

13.4.Amendments; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and the Company. By an instrument in writing similarly executed, Executive or the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

13.5.Construction. This Agreement shall be deemed drafted equally by both the Company and Executive. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

13.6.Conflicts with Restrictive Covenant Agreement. In case of any conflicts between the provisions of this Agreement and the provisions of the Restrictive Covenant Agreement, this Agreement shall prevail.

13.7.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or electronically shall be deemed effective for all purposes.

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IN WITNESS WHEREOF, the parties have entered into this Employment Agreement on the date first written above.

EXECUTIVE

/s/ Kenneth Gayron
Kenneth Gayron
204 Blackland Dr
Atlanta, Georgia 30342

AVID TECHNOLOGY, INC

/s/ Jason Duva
By: Jason Duva
Title: General Counsel & SVP, Strategic Initiatives

EXHIBIT A
Restrictive Covenant Agreement

EXHIBIT B
Change in Control
Change in Control means:
(a) Subject to paragraphs (b) and (c), below, the first to occur of the following events:
(1) Any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of stock that, together with other stock held by such person, possesses more than 50 percent of the combined voting power of the Company’s then-outstanding stock;
(2) Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of stock of the Company possessing 30 percent or more of the combined voting power of the Company’s then-outstanding stock;
(3) Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or
(4) During any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.
(b) A Change in Control shall not be deemed to occur by reason of:
(1) The acquisition of additional control of the Company by any person or persons acting as a group that is considered to “effectively control” the Company (within the meaning of Section 409A); or
(2) A transfer of assets to any entity controlled by the shareholders of the Company immediately after such transfer, including a transfer to (A) a shareholder of the Company (immediately before such transfer) in exchange for or with respect to its stock, (B) an entity, 50 percent or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by the Company, (C) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly 50 percent or more of the total value or voting power of all outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (C), above.
(c) No event shall be a Change in Control unless it is a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.